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        As filed with the Securities and Exchange Commission on January 26, 2004

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: JEFFERSON NATIONAL LIFE ANNUITY ACCOUNT J

Address of Principal Business Office (No. and Street, City, State and Zip Code):
9920 Corporate Campus Drive, Suite 1000
Louisville, KY 40223

Telephone Number (including area code): (502)587-7626

Name and address of agent for service of process:
Craig A. Hawley, Esq., General Counsel
9920 Corporate Campus Drive, Suite 1000
Louisville, KY 40223

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES /X/ NO / /

Pursuant to the requirements of the Investment Company Act of 1940, Jefferson National Life Insurance Company, the sponsor of the Registrant, has caused this Notification of Registration to be duly signed on behalf of the Registrant in the City of Louisville and the State of Kentucky on the 26th day of January, 2004.

                                         JEFFERSON NATIONAL LIFE ANNUITY
                                         ACCOUNT J

                                         By: JEFFERSON NATIONAL LIFE INSURANCE
                                         COMPANY

                                         By: /s/ Craig A. Hawley
                                             -------------------------
                                         Craig A. Hawley
                                         General Counsel

                                         Attest:

                                         By:  /s/ Margaret A. Cullem-Fiore
                                             -----------------------------
                                         Name: Margaret A. Cullem-Fiore
                                         Title: Deputy General Counsel